Exhibit 4.15

AMENDMENT No. 7 TO THE CREDIT AGREEMENT,

dated as of December 23, 2003,

among

CARLISLE FINANCE (ICELAND) LTD.

as Borrower,

and

CERTAIN COMMERCIAL LENDING INSTITUTIONS,

as Lenders,

and

THE BANK OF NOVA SCOTIA

as Agent for the Lenders

AMENDMENT No. 7 TO THE CREDIT AGREEMENT

THIS AMENDMENT No. 7 TO THE CREDIT AGREEMENT, dated as of December 23, 2003 (this “Amendment”), among:

(a) CARLISLE FINANCE (ICELAND) LTD., a company organized under the law of Iceland (the “Borrower”),

(b) SCOTIABANK EUROPE PLC (“Scotiabank Europe”),

(c) BARCLAYS BANK PLC (“Barclays”),

(d) WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia” and, together with Scotiabank Europe and Barclays, collectively, the “Lenders” and, individually, a “Lender”), and

(e) THE BANK OF NOVA SCOTIA, as agent and security trustee (the “Agent”) for the Lenders,

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Agent have heretofore entered into a certain Credit Agreement, dated as of March 30, 2000 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders and the Agent now desire to amend the Credit Agreement in certain respects, as hereinafter provided; and

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in the Credit Agreement shall have such meanings when used in this Amendment.

ARTICLE II

RELEASE OF BTL SHARES

SECTION 2.1 Release of BTL Shares. Each of the Lenders and the Agent agrees that, (a) upon written request from the Borrower given at any time after the Prepayment Date (as that term is defined below), the Lien on the shares of capital stock of Belize Telecommunications Limited currently pledged to the Agent for the benefit of the Lenders (the “Released Collateral”) shall be terminated effective as of the date of the Sale Consummation Notice (as defined below) and the Agent shall, promptly after the Prepayment Date, deliver all shares representing such capital stock, and all related instruments of transfer, in its possession to the Escrow Agent (the date of such delivery, the “Escrow Delivery Date”), and (b) the sale of the Released Collateral as contemplated by this Amendment No. 7 shall be deemed to be a “Permitted Disposition” for all purposes of the Credit Agreement and the other Loan Documents. As used herein, “Escrow Agent” shall mean a Person, satisfactory to the Agent, that agrees to hold the Released Collateral (subject to the Lien in favor of the Agent) and to release it to a Person designated by the Borrower in a written notice (the “Sale Consummation Notice”) to the Escrow Agent and the Agent (but only if the Borrower gives that notice no later than February 17, 2004 (the “60th Day”)), and if the Sale Consummation Notice is not so furnished by the 60th Day, to return the Released Collateral to the Agent (and the Released Collateral shall continue to be pledged to the Agent for the benefit of the Lenders).

ARTICLE III

AMENDMENTS

SECTION 3.1 Temporary Reduction in Availability. Each of the parties hereto agrees that, effective as of the Prepayment Date (as that term is defined below), the definition of “Tranche A Commitment Amount” in Appendix A to the Credit Agreement shall be amended in its entirety to read as follows:

“‘Tranche A Commitment Amount’ means $130,000,000, provided that:

(i) during the period commencing on the Prepayment Date (as that term is defined in Amendment No. 7 hereto) and ending on the Collateral Return Date (as hereinafter defined) the aggregate amount of the Tranche A Commitments that are available for Credit Extensions shall be limited to $78,000,000,

(ii) on the date the Sale Consummation Notice is furnished to the Agent, the Tranche A Commitment Amount shall be permanently reduced to $78,000,000, and

(iii) if a Sale Consummation Notice has not been furnished to the Agent by the 60th Day and the Collateral Return Date has not occurred on or before the 60th day, the Tranche A Commitment Amount shall be permanently reduced to $78,000,000 on the 60th Day.

As used in this definition, the term “Collateral Return Date” shall mean the earlier of the following dates:

(a) if the Escrow Delivery Date (as that term is defined in Amendment No. 7 hereto) has not occurred, the date on which the Borrower shall have notified the Agent in writing that it is irrevocably terminating its right to request that the Released Collateral be delivered to the Escrow Agent (as so defined) as contemplated by Section 2.1 of Amendment No. 7 hereto (and upon the giving of such notice the Agent and the Lenders shall be released from their obligations under said Section), and

(b) the date, after said Escrow Delivery Date, on which the certificates representing the Released Collateral (as that term is defined in Amendment No. 7 hereto), and instruments of transfer relating thereto, shall have been returned by said Escrow Agent to the Agent (to be held in pledge by the Agent).”

For the avoidance of doubt, nothing in this Amendment No. 7 shall be deemed to waive the condition precedent to each Credit Extension (whether such Credit Extension is proposed to be made before or after the Collateral Return Date) that no Default shall have occurred and be continuing.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.1 Conditions to Effectiveness. The amendments and waivers set forth in this Amendment shall be effective on the date (the “Prepayment Date”) on which each of the conditions precedent set forth in this Section 4.1 shall have been satisfied.

SECTION 4.1.1. Repayment. The Borrower shall have repaid principal of Loans in an aggregate amount at least equal to $52,000,000, and shall have paid all accrued interest in respect of such Loans.

SECTION 4.1.2. Compliance with Warranties, No Default, etc. Both before and after giving effect to this Amendment the following statements shall be true and correct:

(a) the representations and warranties set forth in Article VI of the Credit Agreement (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date);

(b) except as disclosed by the Borrower to the Agent and the Lenders pursuant to Section 6.7 of the Credit Agreement

(i) no litigation, action, proceeding, arbitration or governmental investigation shall be pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Subsidiary Guarantors which might materially adversely affect the Borrower’s consolidated financial condition, operations, assets, business, revenues, properties or prospects or which purports to affect the legality, validity or enforceability of this Agreement, or any other Loan Document;

(ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 of the Credit Agreement which might materially adversely affect the Borrower’s consolidated financial condition, operations, assets, business, revenues, properties or prospects; and

(c) no Default shall have then occurred and be continuing, and none of the Borrower, any other Group Company, or any of their respective Subsidiaries is in material violation of any law or governmental regulation or court order or decree.

SECTION 4.1.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any of its Subsidiaries or any other Group Company shall be in satisfactory form and substance to the Agent and its counsel; and the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may have reasonably requested.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Agent to enter into this Amendment, the Borrower hereby reaffirms, as of the date hereof (unless stated to relate solely to an early date, in which case such representations and warranties shall be true and correct as of such earlier date), its representations and warranties contained in Article VI of the Credit Agreement (except those contained in Section 6.7) and additionally represents and warrants unto the Agent and each Lender as set forth in this Article V.

SECTION 5.1 Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Amendment and each other Loan Document executed or to be executed by it in connection with this Amendment, and the execution, delivery and performance by each other Group Company of each Loan Document executed or to be executed by it in connection with this Amendment are within the Borrower’s and each such Group Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not

(a) contravene the Borrower’s or any such Group Company’s Organic Documents;

(b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Group Company; or

(c) result in, or require the creation or imposition of, any Lien on any of the Group Company’s properties (other than Liens in favor of the Agent for the benefit of the Lenders).

SECTION 5.2 Governmental Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Group Company of this Amendment or any other Loan Document to be executed by it in connection with this Amendment.

SECTION 5.3 Validity, etc. This Amendment constitutes, and each other Loan Document executed by the Borrower in connection with this Amendment will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Group Company will, on the due execution and delivery thereof by such Group Company, be the legal, valid and binding obligation of such Group Company enforceable in accordance with its terms.

ARTICLE VI

MISCELLANEOUS PROVISIONS

SECTION 6.1 Ratification of and References to the Credit Agreement. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, is hereby ratified, approved and confirmed in each and every respect. All references to the Credit Agreement in any other document, instrument, agreement or writing shall hereafter be deemed to refer to the Credit Agreement as amended hereby.

SECTION 6.2 Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

SECTION 6.3 Execution in Counterparts, Effectiveness, etc. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the Borrower and the Agent and be deemed to be an original and all of which shall constitute together but one and the same agreement. This Amendment shall become effective when counterparts hereof executed on behalf of the Borrower and each of the Lenders (or notice thereof satisfactory to the Agent) shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower and each Lender.

SECTION 6.4 Governing Law; Entire Agreement. THIS AMENDMENT AND EACH OTHER LOAN DOCUMENT EXECUTED IN CONNECTION HEREWITH SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK. This Amendment and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CARLISLE FINANCE (ICELAND) LTD.

By	/s/ Bernhard Peterson
Name:	Bernhard Peterson
Title:	Managing Director

SCOTIABANK EUROPE PLC

By	/s/ Nikki Petherbridge
Name:	Nikki Petherbridge
Title:	Director

BARCLAYS BANK PLC

By	/s/ Sida Silva
Name:	Sida Silva
Title:	Senior Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION

By	/s/ Steven L Hipsman
Name:	Steven L Hipsman
Title:	Director

THE BANK OF NOVA SCOTIA,
as Agent and Security Trustee

By	/s/ Donald Cameron
Name:	Donald Cameron
Title:	Managing Director